Exhibit 99.1

Contacts:	For news media - Dan McCarthy, 610-774-5758 For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports First-Quarter Earnings Results;
Company on Target to Achieve 2004 Forecast

          ALLENTOWN, Pa. (April 28, 2004) -- PPL Corporation (NYSE: PPL) has reported net income, or earnings, of $177 million for the first quarter of 2004, compared to $239 million for the first quarter of 2003. PPL's first-quarter 2004 earnings from ongoing operations, which exclude unusual items, were $185 million, compared to $176 million a year ago.

           "These first-quarter results show the underlying strength of PPL's business model and put us on target to achieve our 2004 earnings forecast," said William F. Hecht, PPL's chairman, president and chief executive officer.

          On a per share basis, first-quarter reported earnings were $0.99 in 2004, compared with $1.43 a year ago. Earnings from ongoing operations were $1.03 per share in 2004 and $1.06 per share in 2003. Despite higher total dollar earnings from ongoing operations in the first quarter of 2004 compared to a year ago, per share earnings from ongoing operations were lower due to the impact of 11 million more shares of common stock outstanding than in 2003.

          PPL recorded an unusual charge of $0.04 per share in the first quarter of this year for the sale of its minority interest in CGE, a Chilean electric distribution company. In the first quarter of 2003, PPL recorded an unusual credit of $0.37 per share due to the adoption of a new accounting standard.

          Net income, or reported earnings, is in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

          The company continues to forecast 2004 earnings from ongoing operations of $3.45 to $3.75 per share. PPL's forecast of reported earnings for 2004 is $3.52 to $3.82 per share. This forecast reflects the net benefit of $0.07 per share from three unusual items: the first-quarter charge of $0.04 per share for the CGE sale; an expected charge of $0.01 per share for a discontinued telecommunications operation in El Salvador; and an expected credit of $0.12 per share for the transfer of ownership in CEMAR, PPL's former electric distribution company in Brazil.

          Hecht said the company's margins from wholesale and retail sales in the first quarter increased considerably over 2003, despite significant increases in fuel prices nationwide.

           "As a result of the excellent performance of our power plants, our long-term electricity sales agreements, and our long-term fuel supply contracts, we were able to improve our margins over 2003 by about $43 million," said Hecht. "These increases in margins were split about evenly between our Eastern and Western operations."

          PPL controls about 11,500 megawatts of generation in the eastern and wWestern United States. In 2004, the company expects about 53 percent of the electricity generated by the company's power plants to come from coal, about 31 percent from nuclear, about 9 percent from natural gas and oil, and about 7 percent from hydro.

First-Quarter Earnings Factors

          PPL's strong first-quarter 2004 performance was driven by:

  Higher energy supply revenues from provider-of-last-resort service in the eastern U.S., due to the return to PPL Electric Utilities of commercial and industrial customers who had previously shopped in the competitive electricity market.
  Higher output from PPL's hydroelectric and coal-fired power plants in the western U.S.
  Higher wholesale and retail energy prices in the eastern and western U.S., resulting in higher energy margins in both regions.
  Continued strong performance, enhanced by a favorable currency position, at Western Power Distribution (WPD), PPL's electric delivery business in the United Kingdom.

          The company's strong performance in the retail and wholesale supply business was offset in the first quarter by an increase in operation and maintenance costs, primarily resulting from increased expenses for the refueling outage at PPL's Susquehanna nuclear plant and from higher depreciation expenses primarily due to an accounting change at the end of 2003. This accounting change required the company to consolidate on its balance sheet certain power plants that were previously treated as operating leases.

          PPL's first-quarter 2004 earnings per share also were adversely affected by dilution from increased shares of common stock outstanding when compared with last year. In May 2003, the company issued about 7 million shares of common stock in a public offering. The total issuance of about 30 million shares of common stock, or approximately $1 billion, over the last year and a half has improved the company's liquidity position and has strengthened its balance sheet, according to Hecht. Except for the conversion of Premium Equity Participating Security (PEPSSM) units into approximately 11 million shares of common stock in May 2004, PPL has no current plans to issue additional equity. This conversion is reflected in the company's 2004 forecast of earnings per share.

12-Month Earnings

          For the 12-month period ended March 31, 2004, PPL's net income was $672 million, or $3.82 per share, compared to $450 million, or $2.86 per share, for the same period of 2003. PPL's earnings from ongoing operations for the 12-month period ended March 31, 2004, were $651 million, or $3.70 per share, compared to $566 million, or $3.60 per share, for that same period in 2003. (See the table entitled "Reconciliation of Earnings from Ongoing Operations and Reported Earnings.")

          Key earnings drivers for the 12-month period were: the benefit of full ownership of PPL's electricity delivery business in the United Kingdom; improved energy margins in the northeastern and western U.S.; lower interest expense; the benefit of the company's workforce reduction program; and other ongoing cost-reduction efforts. These earnings improvements were offset by the decline in earnings for PPL's electric delivery business in Pennsylvania, the dilutive effect of additional shares of common stock outstanding and lower pension income.

Improving Cash Flow and Credit Positions

          Hecht said the successful execution of PPL's strategy is providing growth in both cash flow and earnings for the company's shareowners. "Our solid performance over the past 12 months has allowed us to absorb the dilution from the additional shares of common stock issued since the beginning of September 2002," he said. "We also have substantially improved our liquidity position and strengthened our balance sheet."

          In addition to higher total earnings from ongoing operations, PPL expects to achieve an increase in free cash flow and an improved credit profile in 2004, consistent with its commitment to solid investment-grade credit ratings.

          For 2004, PPL forecasts approximately $1.33 billion in cash flow from operations. Net of capital expenditures of $690 million, common and preferred dividends of $300 million and repayment of $260 million of transition bonds, and including $123 million in proceeds from the sale of its interest in CGE, the company expects to have positive free cash flow of about $200 million in 2004. PPL expects cash on hand at the end of 2004 to be approximately $400 million.

          PPL's equity to total capitalization ratio as of March 31, 2004, was 29 percent, compared to 28 percent at Dec. 31, 2003, using debt and equity as presented on PPL's balance sheet. PPL's equity to total capitalization ratio as of March 31, 2004, as adjusted, was about 49 percent, compared to about 48 percent at Dec. 31, 2003. The adjusted ratio of 49 percent excludes $1.35 billion of transition bonds and $2.3 billion of debt of international affiliates that is non-recourse to PPL. The adjusted ratio of 48 percent excludes $1.4 billion of transition bonds and $2.2 billion of debt of international affiliates that is non-recourse to PPL. For these adjusted calculations, the company also treats $575 million of PEPS units as equity because those securities convert to common stock next month.

Long-term Outlook

          Hecht said the company believes its strategy will result in a compound annual growth rate of about 3 percent to 5 percent over the next several years. This long-term forecast conservatively assumes essentially no growth in wholesale prices and that no new assets are added to the company's portfolio.

          A number of elements of PPL's strategy provide visible growth, according to Hecht:

  Annual increases in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for PPL Electric Utilities customers who choose not to shop for an energy supplier.
  Increases in the volume of sales from PPL EnergyPlus to PPL Electric Utilities reflecting the projected growth in customer use.
  Planned incremental capacity increases of about 200 megawatts at several existing generating facilities.

          There also are uncertainties in the long-term outlook, Hecht said. Among them are the results of the rate increase request in Pennsylvania and a distribution price review in the United Kingdom.

          In Pennsylvania, PPL Electric Utilities has asked the PUC to approve an increase in distribution rates. It also has notified the commission that it will be necessary to pass through an increase in transmission costs to customers. The increases would take effect on Jan. 1, 2005, and would increase PPL Electric Utilities' annual revenues by 8.1 percent.

          In the United Kingdom, WPD has its revenues reviewed every five years. WPD's review is expected to be completed this year, with new prices going into effect in April of 2005. This review is likely to result in a decrease in WPD's revenues.

First-Quarter Earnings by Business Segment

          The following chart shows ongoing earnings contributions per share from PPL's business segments for the first quarter of 2004 compared to the same period of 2003.

Earnings from Ongoing Operations by Business Segment
	1st Quarter
	2004	2003

Supply	$0.50	$0.54
Delivery	$0.22	$0.22
International	$0.31	$0.30
	$1.03	$1.06

(See table entitled "Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings.")

Reconciliation of Earnings from Ongoing Operations and Reported Earnings (Millions of dollars)

	2004 1st Qtr.	2003 1st Qtr.	2004 12 Mos.- March	2003 12 Mos.- March
Earnings from Ongoing Operations	$185	$176	$651	$566
Unusual Items (net of tax):
Sale of CGE (Q1 '04)	(8)		(8)
Asset retirement obligation (Q1 '03)		63		63
Consolidation of variable interest entities (Q4 '03)			(27)
Discontinued operations (Q4 '03)			(20)
CEMAR-related net tax benefit (Q4 '03)			81
Workforce reduction (Q3 '03, Q2 '02)			(5)	(44)
CEMAR operating losses (Q3 '02)				(23)
CEMAR impairment (Q2 '02)				(94)
Tax benefit - Teesside write-down (Q4 '02)				8
Write-down of generation equipment (Q4 '02)				(26)

Total Unusual Items	(8)	63	21	(116)

Earnings - Reported	$177	$239	$672	$450

Reconciliation of Earnings from Ongoing Operations and Reported Earnings per Share (Diluted)

	2004 1st Qtr.	2003 1st Qtr.	2004 12 Mos.- March	2003 12 Mos.- March
Earnings from Ongoing Operations	$1.03	$1.06	$3.70	$3.60
Unusual Items (net of tax):
Sale of CGE (Q1 '04)	(0.04)		(0.04)
Asset retirement obligation (Q1 '03)		0.37		0.40
Consolidation of variable interest entities (Q4 '03)			(0.16)
Discontinued operations (Q4 '03)			(0.11)
CEMAR-related net tax benefit (Q4 '03)			0.46
Workforce reduction (Q3 '03, Q2 '02)			(0.03)	(0.28)
CEMAR operating losses (Q3 '02)				(0.14)
CEMAR impairment (Q2 '02)				(0.60)
Tax benefit - Teesside write-down (Q4 '02)				0.05
Write-down of generation equipment (Q4 '02)				(0.17)

Total Unusual Items	(0.04)	0.37	0.12	(0.74)

Earnings per Share - Reported	$0.99	$1.43	$3.82	$2.86

          PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

           (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Internet webcast of management's teleconference with financial analysts about first-quarter 2004 financial results at 9 a.m. (EDT) on Wednesday, April 28. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 719-867-0700.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	March 31, 2004	Dec. 31, 2003 (a)
Assets
Cash	$572	$476
Other current assets	1,720	1,563
Investments	608	742
Property, plant and equipment - net
Electric plant	10,349	10,024
Gas and oil plant	207	205
Other property	213	221

	10,769	10,450
Recoverable transition costs	1,616	1,687
Goodwill and other intangibles	1,366	1,298
Regulatory and other assets	932	907

Total assets	$17,583	$17,123

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$603	$451
Other current liabilities	1,429	1,318
Long-term debt (less current portion)	7,963	8,145
Deferred income taxes and investment tax credits	2,282	2,205
Other noncurrent liabilities	1,766	1,640
Minority interest	57	54
Preferred stock	51	51
Earnings reinvested	1,582	1,478
Other common equity	2,934	2,915
Accumulated other comprehensive loss	(247)	(297)
Treasury stock	(837)	(837)

Total liabilities and equity	$17,583	$17,123

(a)   Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended March 31		12 Months Ended March 31

	2004(a)	2003(a)(b)	2004(a)	2003(a)(b)

Operating Revenues
Utility	$1,085	$1,019	$3,776	$3,744
Unregulated retail electric and gas	31	51	132	184
Wholesale energy marketing	278	298	1,194	1,141
Net energy trading margins	7	(7)	26	(2)
Energy-related businesses	119	127	491	548

	1,520	1,488	5,619	5,615

Operating Expenses
Fuel and purchased power	473	499	1,621	1,654
Other operation and maintenance	316	277	1,243	1,139
Amortization of recoverable transition costs	71	71	260	244
Depreciation	99	96	383	377
Energy-related businesses	138	121	508	535
Taxes, other than income	57	65	248	235
Other charges
Write-down of international energy projects	0	0	0	107
Workforce reduction	0	0	9	75
Write-down of generation assets	0	0	0	44

	1,154	1,129	4,272	4,410

Operating Income	366	359	1,347	1,205
Other Income - net	12	8	64	31
Interest Expense (c)	125	108	492	539
Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	253	259	919	697
Income Taxes	72	69	173	193
Minority Interest	2	1	8	53
Distributions on Preferred Securities (c)	1	13	17	62

Income from Continuing Operations	178	176	721	389
Loss from Discontinued Operations (net of income taxes)	1	0	21	2

Income Before Cumulative Effects of
Changes in Accounting Principles	177	176	700	387
Cumulative Effects of Changes in Accounting
Principles (net of income taxes)	0	63	(28)	63

Net Income	$177	$239	$672	$450

Earnings per share of common stock - basic
Ongoing earnings	$1.04	$1.06	$3.72	$3.61
Unusual items	(0.04)	0.37	0.12	(0.74)

Net Income	$1.00	$1.43	$3.84	$2.87

Earnings per share of common stock - diluted
Ongoing earnings	$1.03	$1.06	$3.70	$3.60
Unusual items	(0.04)	0.37	0.12	(0.74)

Net Income	$0.99	$1.43	$3.82	$2.86

Average shares outstanding (thousands)
Basic	177,150	166,506	175,327	156,679
Diluted	177,757	167,016	175,949	157,225

(a)

Earnings in the 2004 and 2003 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)

Impacted by the adoption in mid-2003 of Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This required the reclassification of company-obligated, mandatorily redeemable preferred securities to long-term debt.

Key Indicators

Financial

	12 Months Ended March 31, 2004	12 Months Ended March 31, 2003

Dividends declared per share	$1.565	$1.465
Book value per share (a)	$19.31	$14.73
Market price per share (a)	$45.60	$35.61
Dividend yield (a)	3.4%	4.1%
Dividend payout ratio (b)	41%	51%
Dividend payout ratio - earnings from ongoing operations (b)(c)	42%	41%
Price/earnings ratio (a)(b)	11.9	12.5
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	12.3	9.9
Return on average common equity	22.33%	20.93%
Return on average common equity - earnings from ongoing operations (c)	21.65%	20.91%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings

	Current Year - 2004				Last Year - 2003

	Supply	International	Delivery	Total	Supply	International	Delivery	Total

(millions of dollars)

Earnings from ongoing operations - 1st Qtr	$89	$56	$40	$185	$88	$51	$37	$176
Unusual Items		(8)		(8)	63			63

Earnings - reported	$89	$48	$40	$177	$151	$51	$37	$239

(per share)

Earnings from ongoing operations - 1st Qtr	$0.50	$0.31	$0.22	$1.03	$0.54	$0.30	$0.22	$1.06
Unusual Items		(0.04)		(0.04)	0.37			0.37

Earnings - reported	$0.50	$0.27	$0.22	$0.99	$0.91	$0.30	$0.22	$1.43

Operating - Domestic Electricity Sales

(millions of kwh)
	3 Months Ended March 31				12 Months Ended March 31

	2004	2003	Percent Change		2004	2003	Percent Change

Retail
Delivered (a)	9,921	9,997	(0.8%	)	35,330	35,924	(1.7%	)
Supplied	10,368	10,253	1.1%		36,888	37,366	(1.3%	)

Wholesale
East	5,689	5,754	(1.1%	)	25,374	24,774	2.4%
West
NorthWestern Energy/Montana Power (b)	834	827	0.8%		3,355	3,820	(12.2%	)
Other	2,401	2,189	9.7%		9,265	8,420	10.0%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.
(b)

NorthWestern Corporation purchased The Montana Power Company's electric delivery business in February 2002, including Montana Power's rights under a power supply agreement with PPL Montana that expired on June 30, 2002. In July 2002, PPL EnergyPlus, on behalf of PPL Montana, began selling energy to NorthWestern Corporation under a new five-year agreement.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow" is derived by deducting the following from cash flow from operations: capital expenditures (net of disposals, but adjusted to include lease financing), dividend payments and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes free cash flow is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company, LLC under the Pennsylvania Electricity Generation Customer Choice and Competition Act, excludes debt of international affiliates which is non-recourse to PPL, and treats Premium Equity Participating Security (PEPS) units as equity (since those securities convert to common stock in May of 2004). The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off the balance sheet. It also treats the PEPS securities in a manner consistent with how PPL believes the rating agencies view them. Other companies may present adjusted equity ratios in a different manner.

Certain statements contained in this news release, including statements with respect to future earnings, net income, energy prices and sales, growth, cash flows, cash on hand, credit profile, electric rates, corporate strategy and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.